EXHIBITS 8.1 AND 23.1

MCKEE NELSON LLP
One Battery Park Plaza
New York, New York 10004

February 28, 2007

Securitized Asset Backed Receivables LLC

200 Park Avenue

New York, New York 10166

Re:

Securitized Asset Backed Receivables LLC

Registration Statement on Form S-3

(No. 333-130543)

Ladies and Gentlemen:

We have acted as counsel for Securitized Asset Backed Receivables LLC (the “Depositor”) in connection with the issuance by C-BASS 2007-CB2 Trust of the C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB2 (the “Certificates”) pursuant to a prospectus dated December 11, 2006 (the “Base Prospectus”), as supplemented by a prospectus supplement dated February 26, 2007 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).  A Registration Statement on Form S-3 relating to the Certificates (No. 333-130543) (the “Registration Statement”) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on March 2, 2006.  As set forth in the Prospectus, the Certificates will be issued pursuant to the terms of a Pooling and Serving Agreement, dated as of February 1, 2007 (the “Pooling and Servicing Agreement”), among the Depositor, Litton Loan Servicing LP, as servicer, Credit-Based Asset Servicing & Securitization LLC, as seller, and LaSalle Bank National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

We have examined a form of the Pooling and Servicing Agreement, forms of the Certificates, and the Prospectus.  We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed.  In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of copies of documents submitted to us and compliance with the Pooling and Servicing Agreement by the parties thereto.

The advice below was not written to be used, is not intended to be used and cannot be used by any taxpayer for purposes of avoiding United States federal income tax penalties that may be imposed.  The advice is written to support the promotion or marketing of the transaction addressed in this opinion.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

We are providing the foregoing disclaimer to satisfy obligations we have under Circular 230, governing standards of practice before the Internal Revenue Service.

Based upon the foregoing, we are of the opinion that for federal income tax purposes, assuming (i) the appropriate election is made, and (ii) compliance with all of the provisions of the Pooling and Servicing Agreement, each REMIC formed pursuant to the Pooling and Servicing Agreement will constitute a REMIC, the Certificates (other than the Class R and Class R-X Certificates) will be considered to represent ownership of “regular interests” in a REMIC, the Class R-X Certificate will be considered to represent the sole class of “residual interest” in each R-X REMIC and the Class R Certificate will be considered to represent the sole class of “residual interest” in each remaining REMIC.  This opinion confirms and adopts the opinion set forth under the headings “Federal Income Tax Consequences” in the Prospectus and “Federal Income Tax Considerations” in the Prospectus Supplement, which form a part of the Registration Statement.  In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Federal Income Tax Considerations” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus Supplement.

/s/ MCKEE NELSON LLP

MCKEE NELSON LLP